EXHIBIT 14.2 Code of Business Conduct and Ethics, as amended

Purpose

The Code of Ethics and Business Conduct sets forth the standards that guide the Company’s actions and applies to all directors, officers, and employees.

Policy

Table of Contents

I.	MISSION STATEMENT

II.	EQUAL EMPLOYMENT OPPORTUNITIES AND MAINTAINING A SECURE WORK ENVIRONMENT - This section discusses general workplace standards that are free from discrimination, harassment, drugs, and violence.

III.

SAFEGUARDING OF ASSETS AND MAINTAINING ACCURATE AND COMPLETE RECORDS - This section references the company’s policies concerning appropriate recordkeeping and the requirements imposed on all employees to protect company assets.

IV.	CONFLICTS OF INTEREST - This section discusses company policies regarding employee participation in activities that might compromise job responsibilities and duties.

V.	INTEGRITY IN THE MARKETPLACE - This section outlines the standards that employees must maintain in dealing with clients, competitors, and business partners.

VI.

INTEGRITY IN GOVERNMENT RELATIONSHIPS AND COMPLIANCE WITH LAWS - This section references employee compliance with specific laws that apply to the company and employee interaction with government officials.

VII.	COMMUNICATIONS – This section outlines the standard for employee communication with external entities.

VIII.	CONFIDENTIALITY – This section outlines requirements for employees, officers and directors in maintaining the confidentiality of Confidential Information entrusted to them.

IX.	REPORTING - This section details reporting procedures for an employee who seeks to report a possible code violation.

X.	AMENDMENTS AND WAIVERS - This section outlines the protocols for amendments to the Code and for obtaining waivers from the requirements of the Code.

XI.	EMPLOYEE ACKNOWLEDGEMENT – Employee certification that they understand their responsibilities under the Code.

XII.

ANNUAL AND NEW HIRE CERTIFICATION REQUIREMENTS – This section ensures compliance with the Code and requires all Company Officials to certify annually that they understand their responsibilities under the Code.

Exhibits

I	the Bank Bribery Act
II	Audit Committee Complaint Procedure
III	Your Personal Commitment to the Company’s Code of Ethics and Business Conduct
IV	Your Personal Commitment to the Bank Bribery Act

I. Mission Statement

To attract, develop and retain profitable customer relationships.

This customer-driven philosophy and commitment will guide the organization in allocating its resources to successfully execute its key strategies. The philosophy begins with a focus on developing highly trained, competent, motivated, and satisfied employees who hold themselves to high ethical standards and have the tools and personal abilities to acquire, serve, and satisfy customers. This is followed by a commitment to the Company’s (State Bancorp, Inc., State Bank of Long Island and all subsidiaries) customer base and local communities and in complying with the letter and spirit of laws and regulations. All of the above is focused on creating and sustaining shareholder value. The primary components of this commitment are:

Develop organizational strengths by recognizing and valuing the critical importance of our employees. The Company is committed to developing the full potential of each employee and rewarding superior performance. Additionally, the Company is committed to instilling diversity, integrity, personal accountability, collaboration, and consultative sales and service focus throughout the organization.

Maintain a focus on customers by providing an array of quality products and services within the Company’s defined markets areas, the goal of which is to fulfill the evolving financial needs of commercial, small business, and consumer clients at a profit.

Provide and maintain community leadership by being a recognized force in the market areas in which we serve, by emphasizing our unique strengths and commitment as a locally based, financially strong, community bank.

Achieve superior financial performance by focusing on employees, customers, and the community, while continually evaluating our product and service capabilities, strategic alternatives, market-share growth, asset quality, and cost of operating.

II. Equal Employment Opportunities and Maintaining a Secure Work Environment

It is the policy of the Company to hire well-qualified people to perform the many tasks necessary in providing high quality financial services. Candidates for employment will be thoroughly screened and interviewed by Human Resources and management. An integral part of this policy is to provide equal employment opportunity in all aspects of the employment relationship, including, but not limited to, recruiting, advertising, hiring, working conditions, job assignment, promotion, compensation, discipline, termination, and access to benefits and training. Employment decisions will be made without regard to an applicant’s or employee’s race, color, religion, creed, national origin, ethnicity, ancestry, sex, sexual orientation, age, marital status, disability, citizenship, military status, genetic information or disposition, victim of domestic violence, or any other characteristic protected by law.

The Company makes reasonable accommodations for the known physical or mental limitations of a qualified applicant or employee with a disability, as well as in handling requests for a reasonable accommodation based upon sincerely held religious beliefs or practices.

The Company is committed to preventing workplace violence and to maintaining a safe work environment. The Company has adopted procedures to deal with intimidation, harassment, or other threats of (or actual) violence that may occur during business hours or on its premises. All employees should be treated with courtesy and respect at all times. Employees are expected to refrain from fighting, rowdiness or other conduct that may be dangerous to others.

Firearms, weapons, and other dangerous or hazardous devices or substances are prohibited from the premises of the Company without proper authorization.

Conduct that threatens, intimidates, or coerces another employee, a director, a shareholder, a customer, or a member of the public at any time, including off-duty periods, and at any locations, will not be tolerated. This prohibition includes all acts of harassment, including harassment that is based on an individual’s sex, race, age, or any characteristic protected by federal, state, or local law.

The use of or involvement with illegal drugs or the abuse of controlled substances or alcohol can have serious adverse consequences on employees’ work performance, productivity, morale, well-being and safety. This can lead to an erosion of customer confidence and can damage our reputation in the financial community. Actions and behavior associated with the illegal use of drugs or controlled substance or alcohol will not be tolerated by the Company.

It is the obligation of every officer and staff member to adhere to the spirit as well as the letter of all employment laws, policies and practices.

If you have any questions or concerns, please speak with your supervisor, management, or the Director of Human Resources. Employees can raise concerns and make reports without fear of reprisal.

III. Safeguarding of Assets and Maintaining Accurate and Complete Records

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used only for legitimate business purposes.

An employee may not:

Steal, embezzle or misappropriate funds, money or any valuable Company asset
Use documents, stationary, supplies, corporate brand for nonofficial purposes or personal gain
Misuse access or privileges to the Internet or email. These systems are for business purposes and are subject to monitoring and review without permission or notice. Behavior on the Internet, including social networking, is subject to all policies discussed in the Code of Ethics and Business Conduct.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult General Counsel.

IV. Conflicts of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers, except to the extent those loans by State Bank of Long Island (the “Bank”) are permitted under Regulation O. (More details can be found in the Commercial Loan Policy Guide, Chapter XI, Loans to Employees, Officers, Executive Officers and Directors). All conflicts of interest or potential conflicts of interest must be disclosed immediately to the Director of Human Resources or General Counsel.

Additionally, an officer should not have his/her responsibility code on a customer or business account if the customer or business owner is a relative of the officer. A relative is considered an officer’s spouse, brother, sister, parents, children, step-children, grandparent, grandchild, aunt, uncle, nephew, niece, or persons with an equivalent in-law or co-habitant relationship or those related by adoption.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Company employees, officers and directors are not allowed to work for a competitor or to serve as a consultant or board member to a competitor. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf.

If an employee wishes to pursue a second job or business venture, written notification and request must be given to the employee’s immediate supervisor. Supervisors must consult with the Director of Human Resources to determine appropriate action.

In accordance with the Audit Committee charter, all related-party transactions must be reviewed and oversight provided by the Audit Committee of the Company. State and Federal securities and banking laws and regulations regarding transactions with insiders must also be strictly complied with.

Employees should conduct personal financial affairs responsibly and ethically.

•	Employees may not personally borrow money from or lend it to suppliers, customers or coworkers.

•	Business expenses must be recorded accurately and in a timely manner.

•	Manipulative activities such as kiting or money laundering are illegal and therefore strictly prohibited.

If assistance is needed, employees should discuss with management, the Director of Human Resources or the Employee Assistance Program.

Conflicts of interest may not always be clear-cut, so if employees, officers and directors have a question, they should consult with the Director of Human Resources or General Counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Director of Human Resources or General Counsel.

V. Integrity in the Marketplace

Each employee, officer, director, agent, consultant or attorneys of the Company should deal fairly with the Company’s customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Appropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

Exceptions to the general prohibition on the acceptance of things of value in connection with bank business may include:

           (a) Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships;

           (b) Acceptance of meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations;

           (c) Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Company Officials, such as home mortgage loans, except where prohibited by law;

           (d) Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

          (e) Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

           (f) Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday; or

           (g) Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.

Employees should discuss with their supervisor any gifts or proposed gifts which they are not certain are appropriate.

See Exhibit I, The Bank Bribery Act.

VI. Integrity in Government Relationships and Compliance with Laws

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company.

Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. (More details can be found in the Insider Trading Policy).

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. General Counsel can provide guidance to you in this area.

Any employee charged with, and/or found guilty of, a criminal offense must inform the Director of Human Resources (no later than five days after the conviction) who will consult with Executive Office. Certain employees who are subject to licensing requirements may be required to report the situation to the applicable regulator. There may be employment consequences resulting from either criminal charges and/or being found guilty of an offense.

This Code of Ethics and Business Conduct does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors.

VII. Communications

The Company strives to maintain a competitive posture while promoting its brand identity and desired market image in the most effective and appropriate manner possible. It is the goal of the Bank to communicate accurate and timely information to the media in a highly ethical manner while adhering to all applicable bank and other regulations and matters of confidentiality.

Specific information can be found in the Contact with Media Representatives Standards. Any questions can be referred to the Executive Management, Chief Marketing and Corporate Planning Officer or the Director of Corporate Communications.

VIII.	Confidentiality

                    Employees, officers and directors must maintain the confidentiality of Confidential Information they possess or acquire in their capacity as employees, officers and directors, except when disclosure is authorized by General Counsel or required by law or judicial or regulatory proceedings. Confidential Information includes all non-public information and information that might be harmful to the Company or its customers, if disclosed. It also includes, without limitation, confidential or proprietary information, including strategic plans specific to the Company and its business operations, technical and financial information and shareholder, customer and client lists, relating to the Company or its programs and procedures, including without limitation, information received by the Company from third parties under confidential conditions, without limiting the foregoing, Confidential Information also includes the Company’s database, forms and form letters, form contracts, information regarding specific transactions, financial information and estimates and long - term planning and goals specific to the Company and its business operations. The obligation to preserve confidential information continues even after employment with the Company ends.

IX. Reporting

          Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact the Director of Human Resources, the Chief Auditor or the Executive Office. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

          Reporting any Accounting Concerns

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable laws, regulations and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of the Chairman of the Audit Committee (see Exhibit II).

          No Retaliation

The Company will not tolerate retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

X. Amendments and Waivers

This Code may be amended or modified by the Board of Directors and waivers may be granted by the Nominating and Governance Committee of the Company’s Board of Directors. Any waivers for directors and executive officers must be approved by the Board of Directors and are subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the stock exchange or exchanges on which the company’s common stock is listed or, if the Company’s common stock is not listed on a stock exchange but is listed with NASDAQ, the NASDAQ rules.

XI. Employee Acknowledgement

Employees will be held accountable for their adherence to this Code of Ethics and Business Conduct. Failure to observe its terms may result in disciplinary action, up to and including termination of employment, and may also impact upon performance rating and incentive pay. Violations of this Code of Ethics and Business Conduct may also constitute violations of law and may result in civil and criminal penalties.

XII. Annual and New Hire Certification Requirements

All employees as a condition of employment and all directors as a condition to serving on the Board must complete an initial attestation of receipt of this policy as well as an annual certification of this policy. (Exhibit III)

Additionally, all consultants, agents and attorneys of the Company must complete an initial attestation of compliance with the Bank Bribery Act and then annually thereafter. (Exhibit IV)

Exhibit I

The Bank Bribery Act

In addition to the prohibitions contained in the Company’s Code of Ethics and Business Conduct, employees, officers, directors, agents and attorneys of the Company (“Company Officials”) are subject to the prohibitions contained in the Bank Bribery Amendments Act of 1985 (18 USCA 215) (the “Act”).

Under the Act whoever (1) corruptly gives, offers, or promises anything of value to any person, with intent to influence or reward a Company Official in connection with any business or transaction of such institution; or (2) as a Company Official corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of the Company shall be fined not more than $1,000,000 or three times the value of the thing given, offered, promised, solicited, demanded, accepted, or agreed to be accepted, whichever is greater, or imprisoned not more than 30 years, or both, but if the value of the thing given, offered, promised, solicited, demanded, accepted, or agreed to be accepted does not exceed $1,000, shall be fined under this title or imprisoned not more than one year, or both.

There are, however, many instances where a Company Official might accept something given in a manner that was not corrupt or intended to induce a breach of trust. These include the situations described in Section V (Integrity in the Marketplace) of the Company’s Code of Ethics and Business Conduct.

If a Company Official is offered or receives something of value beyond that which is authorized in this Code, he or she must disclose that fact to the Company’s Director of Compliance. The Company will conduct an investigation and prepare a written report to be maintained in the Company’s permanent files. A Suspicious Activity Report will be filed reporting the incident or law enforcement contacted, as appropriate.

Exhibit II

AUDIT COMMITTEE COMPLAINT PROCEDURE

This policy sets forth the procedures that the Audit Committee of the Company shall employ with respect to: (A) the receipt, retention and treatment of complaints regarding improprieties in the Company’s accounting, internal accounting controls or auditing matters; and (B) the confidential, anonymous submission by employees of the Company or any of its direct or indirect subsidiaries, of concerns regarding questionable accounting or auditing matters (the matters described in (A) and (B) being hereinafter referred to as “Complaints”).

           (1) All Complaints shall be submitted in a memorandum to the Chairman of the Audit Committee by mailing same to Mr. Arthur Dulik, Jr., Chairman of the Audit Committee of State Bancorp, Inc., 4 Lagoon Drive, Copiague, NY 11726 in an envelope marked “Confidential” or by calling Mr. Dulik directly at 631-694-4562.

           (2) The Chairman of the Audit Committee or his or her designee (who shall be a member of the Audit Committee) will evaluate each Complaint received by the Audit Committee within ten (10) business days of receipt. The Chairman of the Audit Committee or his or her designee will make a determination of whether the Complaint requires immediate investigation, whether it can be discussed at the next regularly scheduled meeting of the Audit Committee, or whether it does not involve the Company’s accounting, internal accounting controls or auditing practices and should be reviewed by a party other than the Audit Committee.

           (3) Each Complaint involving the Company’s accounting, internal accounting controls or auditing practices will be discussed at a meeting of the Audit Committee’s full membership (which may be via telephone) at which point the Audit Committee may elect to investigate the Complaint in one of the following ways or in another agreed upon manner:

                     (a) the Audit Committee may choose to investigate the Complaint on its own or with the assistance of the Company’s outside counsel, General Counsel and/or other experts.

                     (b) the Audit Committee can retain an outside party (other than the Company’s independent financial auditor) to investigate the Complaint; or

                     (c) the Audit Committee can select a responsible designee within the Company to investigate the Complaint, provided that the identity of the complaining employee, if known, shall not be disclosed to such designee. Under no circumstances will a party who has direct supervisory control or who may be responsible for the action giving rise to the Complaint be charged with its investigation.

          The designated investigating party will be permitted unfettered reasonable access to the company, its employees, its documents and its computer systems for purposes of conducting the investigation. At the conclusion of its investigation, which shall be completed no more than sixty (60) days after referral of the Complaint (absent good cause warranting an extension), the investigating party will be responsible for making a full report to the Audit Committee with respect to the Complaint and to make recommendations for corrective actions, if any, to be taken by the Company.

          The Audit Committee will then report to the full Board of Directors at its next regularly-scheduled meeting with respect to the Complaint and any recommended corrective actions. The Company may discipline not only those employees who played a role in the improper conduct but also those who should have and failed to detect the conduct. At no time, however, will there be any retaliation by the Company against any employee for making a Complaint.

           (4) The Chairman of the Audit Committee will be responsible for ensuring that all Complaints received by the Audit Committee, together with any and all documents pertaining to the Audit Committee (or its designee’s) investigation and treatment of the Complaint, are retained for at least six years.

(Exhibit III)
Completed by Employee

Your Personal Commitment to the Company’s Code of Ethics and Business Conduct

I acknowledge that I have received and had the opportunity to read the Company’s Code of Ethics and Business Conduct and understand my obligations as an employee or director, to comply with the principles, policies and laws outlined in the Code. I understand that my agreement to comply with the Code of Ethics and Business Conduct does not constitute a contract of employment.

Please print your Name and title:
________________________________________________________________________________________________

Please sign:
________________________________________________________________________________________________

Date: ________________________________________________

This signed and completed form must be returned to the Human Resources Department within 30 days.

(Exhibit IV)
Completed by Non-Employee

Your Personal Commitment to the Bank Bribery Act

I acknowledge that I have received and had the opportunity to read the Bank Bribery Act and understand my obligations as a consultant, agent or attorney of the Company, to comply with the principles, policies and laws outlined in the Act.

Please print your Name and title
________________________________________________________________________________________________

Please sign
________________________________________________________________________________________________

Date: _____________________

This signed and completed form must be returned to the Human Resources Department within 30 days.